Exhibit 10.3

SCHOLASTIC CORPORATION
2007 OUTSIDE DIRECTORS’ STOCK INCENTIVE PLAN
Restricted Stock Unit Agreement

          SCHOLASTIC CORPORATION, a Delaware corporation (the “Company”), hereby grants to ______________________ (the “Outside Director”) One Thousand Two Hundred (1,200) Restricted Stock Units in respect of shares of common stock, par value $.01 per share, of the Company (the “Common Stock”), in all respects subject to the terms and provisions of the Scholastic Corporation 2007 Outside Directors’ Stock Incentive Plan (the “Plan”), which terms and provisions are incorporated by reference herein. Unless the context herein otherwise requires, the terms defined in the Plan shall have the same meanings in this Agreement.

          1. Grant Date. The Restricted Stock Units are granted effective as of September __, 20__ (“Grant Date”).

          2. Vesting and Payment. The Restricted Stock Units shall vest and shares of Common Stock shall be issued to the Outside Director in settlement thereof as follows:

                    (a) Except as provided in Section 2(c) of this Agreement, 100% of the Restricted Stock Units granted by this Agreement shall vest on September __, 20__, the expiration of the twelve (12) month period beginning on the Grant Date, provided that the Outside Director shall have continuously served as an Outside Director of the Company from the Grant Date through the date of vesting.

                    (b) One share of Common Stock shall be issued to the Outside Director with respect to each vested Restricted Stock Unit as soon as practicable following the vesting of the Restricted Stock Units. The certificate or certificates for the Common Stock issued to the Outside Director shall be registered in the name of the Outside Director and may bear a legend as required under the Plan and/or under applicable law.

                    (c) In the event that an Outside Director shall cease to serve as an Outside Director prior to expiration of the twelve (12) month period beginning on the Grant Date for any reason other than death or disability, all of the Restricted Stock Units shall be forfeited immediately upon such cessation of services. In the event that an Outside Director shall cease to serve on the Board but shall have been designated as a Director Emeritus, such Outside Director shall be deemed to continue in service as an Outside Director until termination of his or her Director Emeritus status for purposes of determining the vesting of the Restricted Stock Units. In the event that an Outside Director shall cease to serve as an Outside Director prior to expiration of the twelve (12) month period beginning on the Grant Date by reason of death or (as determined by the Board on the basis of all the facts and circumstances) disability, all of the Restricted Stock Units shall become immediately vested upon such cessation of services and shares of Common Stock in respect of the Restricted Stock Units shall be issued to the Outside Director as provided in Section 2(b) of this Agreement.

          3. Nontransferability of Restricted Stock Unit. The Restricted Stock Units may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as provided by the Internal Revenue Code of 1986 or the rules thereunder. Subject to the foregoing and the terms of the Plan, the terms of this Restricted Stock Unit Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Outside Director.

          4. Restrictions on Common Stock Issuance. Common Stock shall not be issued to the Outside Director following the vesting of the Restricted Stock Units if the issuance of the Common Stock would constitute a violation of any applicable federal or state securities laws or other laws or regulations. As a condition to the issuance of Common Stock, the Company may require the Outside Director to make any representation and warranty to the Company as may be required by any applicable law or regulation.

          5. No Shareholder Rights before Issuance of Common Stock. No rights as a shareholder shall exist with respect to the Common Stock as a result of the grant of the Restricted Stock Units. Such rights shall exist only after issuance of a stock certificate following the vesting of the Restricted Stock Units as provided in this Agreement and the Plan.

          6. No Enlargement of Rights. Neither the Plan nor the Restricted Stock Units granted hereunder shall confer upon the Outside Director any right to continue as a Director of the Company. The Outside Director shall have only such rights and interests as are expressly provided in this Agreement and the Plan.

          7. Withholding Tax Liability. In connection with the vesting of the Restricted Stock Units or the issuance of Common Stock in settlement thereof, the Company and the Outside Director may incur liability for income withholding tax. The Outside Director understands and agrees that if the Company is required to withhold part or all of the Outside Director’s annual or meeting fees to pay any such withholding tax, and that if such fees are insufficient, the Company may require the Outside Director, as a condition of the issuance of Common Stock under this Agreement, to pay in cash the amount of any such withholding tax liability.

          8. Effect of the Plan on Restricted Stock Unit. The Restricted Stock Unit Agreement is subject to, and the Company and the Outside Director agree to be bound by, all of the terms and conditions of the Plan, as such may be amended from time to time in accordance with the terms thereof, provided that no such amendment shall deprive the Outside Director, without his or her consent, of the Restricted Stock Units or any rights hereunder. Pursuant to the Plan, the Board is authorized to adopt rules and regulations, consistent with the Plan and as it shall deem appropriate and proper with regard to the Plan. A copy of the Plan in its present form is available for inspection by the Outside Director during the Company’s business hours at the Company’s principal office.

          9. Entire Agreement. The terms of this Agreement and the Plan constitute the entire agreement between the Company and the Outside Director with respect to the Restricted Stock Units and supersede any and all previous agreements between the Company and the Outside Director with respect thereto.

          10. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstances, is held valid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held valid or unenforceable, shall not be affected thereby.

          11. Section 409A of the Code. It is the intention of the parties to this Restricted Stock Unit Agreement that no payment or entitlement pursuant to this Restricted Stock Unit Agreement will give rise to any adverse tax consequences to the Outside Director under Section 409A of the Code or the regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). The Restricted Stock Unit Agreement and the Plan shall be interpreted to that end and, consistent with that objective and notwithstanding any provision herein or the Plan to the contrary, the Company may unilaterally take any action it deems necessary or desirable to amend any provision herein or in the Plan to avoid the application of, or the excise tax under, Section 409A. Further, no effect shall be given to any provision in the Plan or this Agreement in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A. Although the Company shall consult with the Outside Director in good faith regarding implementation of this Section 11, neither the Company nor its current or former employees, officers, directors, agents or representatives shall have any liability to the Outside Director with respect to any additional taxes, excise taxes, accelerated taxation, penalties or interest for which the Outside Director may become liable in the event that any amounts under this Agreement are determined to violate Section 409A.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first set forth above.

OUTSIDE DIRECTOR	SCHOLASTIC CORPORATION

By:

Name: Richard Robinson
Title: Chairman of the Board, Chief
Executive Officer & President